EXHIBIT 99
                                                                      ----------
                                                                            NEWS

                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                                    Jaclyn, Inc.
                                                                  (201) 868-9400

             JACLYN REPORTS FINANCIAL RESULTS AND ANNOUNCES INCREASE
                       IN COMMON STOCK REPURCHASE PROGRAM

                              FOR IMMEDIATE RELEASE
                              ---------------------

West New York, NJ, September 28, 2006...............................Jaclyn, Inc.
(AMEX:JLN) today reported financial results for the fiscal year ended June 30, 2006.

Net sales for the year ended June 30, 2006 were $126,601,000 compared to $126,477,000 a year earlier. The Company had net earnings of $1,530,000, or $.60 per diluted share, compared to fiscal 2005 net earnings of $1,049,000, or $.39 per diluted share.

Mr. Allan Ginsburg, Chairman of the Board of Jaclyn noted, "we are very pleased with the improvement in earnings compared to a year ago. This resulted primarily from better margins realized in almost all divisions and our ability to keep expenses under control."

The Company also announced that the Board of Directors has increased its authorization for the repurchase by the Company of shares of its Common Stock by an additional 125,000 shares. In 2002, the Board authorized the repurchase of up to 350,000 shares, of which 47,379 shares remain to be purchased. Purchases may be made from time to time in the open market and through privately negotiated transactions, subject to general market and other conditions.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome ("SARS") or other potential widespread health hazards may have on our business relative to production in the Far East and other countries in which we operate.

                                *   *   *   *   *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com
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                          JACLYN, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                     For the Fiscal Year ended June 30, 2006
                            With comparisons to 2005

Year Ended June 30,                                      2006           2005


Net Sales                                            $126,601,000   $126,477,000

Net Earnings                                         $  1,530,000   $  1,049,000

Net Earnings per Common Share - Basic                $        .62   $        .40

Weighted average shares outstanding - basic             2,480,000      2,596,000


Net Earnings per Common Share - Diluted              $        .60   $        .39

Weighted average shares outstanding - diluted           2,557,000      2,702,000